Exhibit 10.91

ELEVENTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

This ELEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of May 31, 2007 (the “Amendment Closing Date”) and entered into by and among BANK OF AMERICA, N.A., as lender (the “Lender”), with offices at 55 South Lake Avenue, Suite 900, Pasadena, California 91101, and MEADE INSTRUMENTS CORP., a Delaware corporation, SIMMONS OUTDOOR CORP., a Delaware corporation, and CORONADO INSTRUMENTS, INC., a California corporation (such entities being referred to hereinafter each individually as a “Borrower” and collectively, the “Borrowers”).

WHEREAS, the Lender and the Borrowers have entered into that certain Amended and Restated Credit Agreement dated as of October 25, 2002 (as amended, restated or modified from time to time, the “Agreement”);

WHEREAS, the Borrowers have informed the Lender that a violation may occur as of the four consecutive fiscal quarters ended February 28, 2007, of the Minimum EBITDA covenant set forth in Section 7.23 of the Agreement (the “Prospective Covenant Violation”), which Prospective Covenant Violation would constitute an Event of Default under the Agreement; and

WHEREAS, the Borrowers have requested that the Lender amend the Agreement to prevent the Prospective Covenant Violation from becoming an Event of Default and to further amend the Agreement in certain other respects and the Lender has agreed to such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Agreement and this Amendment, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

Section 1.01.          Definitions.  Initially capitalized terms used but not defined in this Amendment have the respective meanings set forth in the Agreement, as amended hereby.

ARTICLE II

Amendments

Section 2.01.          Amended Definitions.  The following definitions set forth in Annex A to the Agreement are hereby amended and restated in their entirety to read as follows:

“Applicable Margin” means:

(a)           with respect to Base Rate Revolving Loans and all other Obligations (other than LIBOR Loans), 1.00%; and

(b)           with respect to LIBOR Loans, 3.25%;

in each case subject to adjustment, beginning with the receipt by the Lender of the Financial Statements for November 2007, and thereafter from time to time, to the applicable percentage corresponding to the Fixed Charge Coverage Ratio for the immediately preceding four fiscal quarters of the Borrowers, as set forth below, respectively:

	Rolling Four Quarter Fixed Charge Coverage Ratio	Base Rate Loans	LIBOR Loans

Level 1	Greater than 1.75 to 1.0	0.00%	2.00%

Level 2	Equal to or less than 1.75 to 1.0, but greater than 1.5 to 1.0	0.00%	2.25%

Level 3	Equal to or less than 1.5 to 1.0, but greater than 1.2 to 1.0	0.25%	2.50%

Level 4	Equal to or less than 1.2 to 1.0, but greater than 0.75 to 1.0	0.50%	2.75%

Level 5	Equal to or less than 0.75 to 1.0, but greater than 0.5 to 1.0	1.00%	3.25%

Level 6	Equal to or less than 0.5 to 1.0	1.50%	3.75%

All adjustments in the Applicable Margins shall be implemented quarterly on a prospective basis, commencing with the first day of the first calendar month that occurs more than 5 days after the receipt by the Lender of the quarterly unaudited or annual draft audited (as applicable) Financial Statements evidencing the need for an adjustment.  Concurrently with the delivery of all quarterly Financial Statements, Meade shall deliver to the Lender a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins.  Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required.  If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, no reduction may occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived in writing by the Lender or cured (to the extent expressly permitted hereunder to be cured and within the time frame so provided for such cure).

In the event that any audited Financial Statements filed with the SEC vary from the draft or internally prepared Financial Statements used to calculate the Applicable Margin for any period, then any resulting change in the Applicable Margin evidenced by the audited Financial Statements for such period shall be made retroactively to the date when the incorrect Applicable Margin was implemented.  If, as a result of any restatement of or other adjustment to any Financial Statements or for any other reason, the Lender determines in its judgment, reasonably exercised, that (a) the Fixed Charge Coverage Ratio as calculated by Meade as of any applicable date was inaccurate and (b) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be obligated to pay to the Lender, promptly on demand by the Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, the Lender shall have no obligation to repay any interest or fees to the Borrowers or any other Person; provided that if, as a result of any restatement or other event a proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses form one period to another period or any similar reason), then the amount payable by the Borrowers pursuant to clause (i) above shall be based upon the aggregate net excess (after taking into account all revised higher and revised lower pricing), if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.  The retroactive adjustments set forth in this paragraph shall not be applicable to any restatement or adjustment to any Financial Statements occurring one year or more following the payment in full of all Obligations and termination of this Agreement.

“Availability” means, at any time (a) the lesser of (i) the Maximum Revolver Amount or (ii) the Borrowing Base, minus (b) Reserves (other than Reserves deducted in the calculation of the Borrowing Base), minus (c) the Aggregate Revolver Outstandings.

“Borrowing Base” means, at any time, an amount equal to the sum of (a) the Accounts Advance Amount, plus (b) the Inventory Advance Amount, minus (c) Reserves from time to time established by the Lender in its reasonable credit judgment, where:

“Accounts Advance Amount” means, at any time, an amount equal to eighty-five percent (85%) of the Net Amount of Eligible Accounts; provided, however, that the aggregate Revolving Loans advanced against Approved Foreign Accounts shall not exceed $2,000,000; and

“Inventory Advance Amount” means, at any time other than set forth below, an amount equal to the lesser of (i) $20,000,000, or (ii) the lesser of (x) sixty percent (60%) of the Net Value of Eligible Inventory owned by the Borrowers, or (y) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Inventory owned by the Borrowers; provided, however, that following the written request to the Lender and payment of a fully-earned, non-refundable fee of $35,000, during July through October of 2007 only, an amount equal to the lesser of (A) $20,000,000, or (B) the lesser of (i) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Inventory owned by the Borrowers, plus $1,500,000, or (ii) ninety percent (90%) of the Net Orderly Liquidation Value of Eligible Inventory owned by the Borrowers.

“Dated Accounts” means Accounts of any Borrower that arise from the sale of goods made between July 1st and November 30th of any year that would qualify as Eligible Accounts but for such Accounts having payment terms of greater than 90 days; provided that the latest possible payment due date for such Accounts may not be later than January 15 of the year immediately following the sale of goods giving rise thereto.

“EBITDA” means, with respect to Meade and its consolidated Subsidiaries, for any period, (a) Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for such period, (b) interest expenses, (c) provision for Federal, state, local and foreign income taxes, (d) depreciation, (e) amortization, and (f) non-cash compensation costs and ESOP contributions.

“Maximum Revolver Amount” means $30,000,000.

“Net Orderly Liquidation Value” means, for any particular item, the value, net of all customary costs attendant to the sale, based on an orderly liquidation sale assigned by an appraiser, who is acceptable to the Lender in its reasonable discretion; provided that such appraisals shall be conducted no more frequently than twice per year, so long as no Event of Default has occurred and is continuing (and at any time and from time to time as the Lender may require during the continuance of an Event of Default).

“Reserves” means reserves that limit the availability of credit hereunder, consisting of reserves against Availability, Eligible Accounts or Eligible Inventory, established by Lender from time to time in Lender’s reasonable credit judgment.  Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of Lender’s credit judgment: (a) Bank Product Reserves; (b) a reserve for accrued, unpaid interest on the Obligations; (c) reserves for rent at leased locations subject to statutory or contractual landlord liens; (d) the Slow Moving Reserve; (e) the Dilution Adjustment Reserve; (f) warehousemen’s or bailees’ charges; and (g) the Working Capital Reserve.

“Stated Termination Date” means September 30, 2009.

Section 2.02.          Deleted Definitions.  The following definitions are hereby deleted in their entirety from Annex A to the Agreement:  “Inventory Advance Rate” and “Special Reserve”.

Section 2.03.          Amendment to Section 1.1.  Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“1.1         Total Facility.  Subject to all of the terms and conditions of this Agreement, the Lender agrees to make available a total credit facility of up to $30,000,000 (the ‘Total Facility’) to the Borrowers from time to time during the term of this Agreement.  The Total Facility shall be composed of a revolving line of credit consisting of Revolving Loans and Letters of Credit described herein.”

Section 2.04.          Amendment to Section 3.2.  Section 3.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

“3.2         Termination of Facility.  The Borrowers may terminate this Agreement upon at least ten (10) Business Days’ notice to the Lender, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit, (b) the payment of the early termination fee set forth below, (c) the payment in full in cash of all reimbursable expenses and other

Obligations, and (d) with respect to any LIBOR Rate Loans prepaid, payment of the amounts due under Section 4.4, if any.  If this Agreement is terminated for any reason at any time prior to the Stated Termination Date, the Borrowers shall pay to the Lender a fully-earned, non-refundable early termination fee determined in accordance with the following table:

Period During Which Early Termination Occurs	Early Termination Fee

On or prior to May 31, 2008	2.00% of the Total Facility

After May 31, 2008, but on or prior to May 31, 2009	1.00% of the Total Facility

After May 31, 2009, but prior to the Stated Termination Date	0.50% of the Total Facility

Notwithstanding the foregoing, no Early Termination Fee shall be payable in the event all Loans are paid in full and all other Obligations are satisfied in full after the first Anniversary Date with debt or equity arranged, or exclusively provided, by the Bank.”

Section 2.05.          Amendment to Section 5.2.  Section 5.2(k) of the Agreement is hereby amended in its entirety and replaced to read as follows:

“                              k.             As soon as available, semi-monthly Borrowing Base Certificates supporting information in accordance with Section 9 of the Security Agreement, delivered as follows:  (i) on or before the 20th day of each month as of the 15th day of such month; and (ii) on or before the 10th day of each month as of the last day of the prior month; provided, however, that if the Aggregate Revolver Outstandings are zero, the Borrowing Base Certificate may be provided within ten (10) Business Days after the end of each month; provided, further, however, that if the Borrowing Base Certificate is delivered on a monthly basis, no Borrowings will be permitted until a current semi-monthly Borrowing Base Certificate is provided by Meade.  Notwithstanding the forgoing, if at any time average monthly Availability is less than $5,000,000, then the Borrowing Base Certificate shall be delivered on a weekly basis no later than Wednesday for the prior week.  With the delivery of each Borrowing Base Certificate required by this Section 5.2(k), the Borrowers will provide separate backup reports reflecting each Borrower’s borrowing base.”

Section 2.06.          Amendment to Section 7.13.  Section 7.13 of the Agreement is hereby amended and restated to read in its entirety as follows:

“7.13       Debt.  Neither the Borrower nor any Loan Party shall incur or maintain any Debt, other than:  (a) the Obligations; (b) Debt described on Schedule 6.9; (c) Debt permitted by Sections 7.10, 7.12 and 7.15; (d) Capital Leases of Equipment and purchase money secured Debt incurred to purchase Equipment provided that (i) Liens securing the same attach only to the Equipment acquired by the incurrence of such Debt, and (ii) the aggregate amount of such Debt (including Capital Leases) outstanding does not exceed

$1,500,000 at any time; (e) Debt evidencing a refunding, renewal or extension of the Debt described on Schedule 6.9; provided that (i) the principal amount thereof is not increased, (ii) the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed or extended, (iii) no Person that is not an obligor or guarantor of such Debt as of the Amendment Date shall become an obligor or guarantor thereof, and (iv) the terms of such refunding, renewal or extension are no less favorable to the Borrower or the Lender than the original Debt; and (f) a one-time intercompany loan from Europe GmbH & Co. K.G. to Meade in the original principal amount of $2,000,000; provided that the entire principal balance of such loan, together with all accrued and unpaid interest thereon, in an aggregate amount not to exceed $2,050,000 is repaid in full on or before July 31, 2007.”

Section 2.07.          Amendment to Section 7.22.  Section 7.22 of the Agreement is hereby amended and restated to read in its entirety as follows:

“7.22       Minimum EBITDA.  Meade and its consolidated Subsidiaries will maintain EBITDA for each period set forth below of not less than the corresponding amount set forth below:

Period	Minimum EBITDA

Fiscal quarter ending May 31, 2007	$(3,592,000)

Two fiscal quarters ending August 31, 2007	$(2,725,000)

Three fiscal quarters ending November 30, 2007	$2,320,000

Four fiscal quarters ending February 29, 2008	$1,000,000 ”

Section 2.08.          Amendment to Section 7.23.  Section 7.23 of the Agreement is hereby amended and restated to read in its entirety as follows:

“7.23       Fixed Charge Coverage Ratio.  Meade and its consolidated Subsidiaries will maintain a Fixed Charge Coverage Ratio for each period of four consecutive fiscal quarters ending on the date set forth below of not less than the applicable ratio set forth below, measured as of the last day of each such period:

Four Fiscal Quarter Period Ending	Minimum Fixed Charge Coverage Ratio

May 31, 2008	0.50 to 1.0

August 31, 2008	0.60 to 1.0

November 30, 2008	0.75 to 1.0
February 28, 2009, and on the last day of each four consecutive fiscal quarter period thereafter	1.0 to 1.0”

Section 2.09.          Amendment to Section 7.24.  Section 7.24 of the Agreement is hereby amended and restated to read in its entirety as follows:

“7.24       Adjusted Tangible Net Worth. The Borrowers shall not permit the Adjusted Tangible Net Worth, determined for Meade and its consolidated Subsidiaries as of the last day of each fiscal quarter to be less than the sum of $20,000,000, plus 50% of the positive Net Income of Meade and its consolidated Subsidiaries for the period beginning March 1, 2007, and ending on the date of calculation.”

Section 2.10.          Amendment to Section 7.25.  Section 7.25 of the Agreement is hereby amended and restated to read in its entirety as follows:

“7.25       Capital Expenditures.  Neither any Borrower nor any of its Subsidiaries shall make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Borrowers and their Subsidiaries on a consolidated basis would exceed $1,000,000 in the aggregate during any Fiscal Year.”

Section 2.11.          New Subsection 9.1(r).  A new subsection 9.1(r) is hereby added to the Agreement to read in its entirety as follows:

“              r.              (A) at the option of the Lender and immediately upon notice by the Lender to Meade, there occurs any default with respect to the Debt of Meade or any Subsidiary of Meade to Borkener Volksbank eG (or any refinancing thereof) under any agreement or instrument under or pursuant to which such Debt is owing may have been issued, created, assumed, or guaranteed (collectively, the “German Financing Agreement”), and such default shall continue for more than the period of grace provided for under the German Financing Agreement (each a “German Default”), if any, therein specified, which has not been cured within 20 days of such German Default; or (B) any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled payment,  required prepayment (other than upon an event of default), or voluntary repayment) prior to the stated maturity thereof; or”

Section 2.12.          New Subsection 9.1(s).  A new subsection 9.1(s) is hereby added to the Agreement to read in its entirety as follows:

“              s.             at the option of the Lender and immediately upon notice by the Lender to Meade, there occurs any default or demand for payment under the guaranty by Meade of the Debt of Meade or any Subsidiary of Meade to Borkener Volksbank eG (or any refinancing thereof).”

Section 2.13.          Amendment to Section 12.8.  The addresses for notices set forth in Section 12.8 of the Agreement are hereby replaced to read as follows:

If to the Lender:

Bank of America, N.A.

55 South Lake Avenue, Suite 900

Pasadena, CA 91101

Attention: Account Executive (MEADE)

Telecopy No.: (626) 584- (626) 584-4602

with copies to:

Gary Samson, Esq.

McGuireWoods LLP

1800 Century Park East, 8th Floor

Los Angeles, California 90067

Telecopy No.:  (310) 956-3148

If to the Borrowers:

c/o Meade Instruments Corp.

6001 Oak Canyon

Irvine, CA 92618

Attention: Chief Financial Officer

Telecopy No.: (949) 451-1460

with copies to:

Meade Instruments Corp.

6001 Oak Canyon

Irvine, CA 92618

Attention: General Counsel

Telecopy No.: 949-451-1460

ARTICLE III

Covenant Reset

Section 3.01.          Covenant Reset.  Notwithstanding anything to the contrary set forth in the Agreement prior to the effectiveness of this Amendment, Meade and its consolidated Subsidiaries shall have EBITDA on rolling four quarter basis of not less than negative $14,757,000, tested as of the fiscal quarter ended February 28, 2007.

Section 3.02.          Limitation of Covenant Reset.  The covenant reset set forth in Section 3.01 of this Amendment shall be limited strictly as written and shall not be deemed to constitute an amendment or reset of any other covenant, or any consent to noncompliance with, any term or provision of this Amendment, the Agreement or any other Loan Document except as expressly set forth herein.  Further, the covenant reset set forth in Section 3.01 of this Amendment shall not constitute a waiver of any Default or Event of Default arising as a result of the violation of any other term or provision of this Amendment, the Agreement or any other Loan Document or a waiver of any rights or remedies arising as a result of any Default or Event of Default.

ARTICLE IV

Conditions Precedent

Section 4.01.          Conditions Precedent.  This Amendment shall not be binding upon the Lender until each of the following conditions precedent have been satisfied in form and substance satisfactory to the Lender:

(i)            The representations and warranties contained herein and in the Agreement, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date;

(ii)           The Borrowers shall have delivered to the Lender an executed original copy of this Amendment;

(iii)          The Borrowers shall have delivered to the Lender executed original copies of each of the Consents and Reaffirmations attached to this Amendment;

(iv)          The Borrowers shall have delivered to the Lender executed original copies of the fee letter dated as of even date herewith and shall have paid to the Lender all fees, costs, and expenses owed to and/or incurred by the Lender in connection with this Amendment, including without limitation, each of the fees set forth in the separate fee letter between the Borrowers and the Lender as of the date hereof;

(v)           No Default or Event of Default shall have occurred and be continuing; and

(vi)          All proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to the Lender in its sole and absolute discretion.

ARTICLE V

Covenants

Section 5.01.          Negative Pledge on German Stock.  Neither Meade nor its Subsidiaries has granted any liens, security interests, pledges or other encumbrances of any kind on, in or to any of the stock, or other equity interests of Meade Instruments Europe GmbH & Co. K.G. or Meade Instruments Verwaltungs GmbH now owned or hereafter acquired other than those in favor of the Lender.  Unless and until the Obligations are paid in full and the Agreement terminated as provided therein, neither Meade nor its Subsidiaries will grant, pledge, or agree to grant or pledge or permit to exist any liens, security interests, pledges or other encumbrances of any kind on, in or to, any of such stock or equity interests to any Person other than the Lender.

Section 5.02.          Pledge of German Stock.  Meade and its Subsidiaries will use their commercially reasonable efforts to pledge to the Lender as Collateral for all Obligations on or before July 31, 2007, a first priority, perfected security interest in not less than 65% of the stock or other equity interests of each of Meade Instruments Europe GmbH & Co. K.G. or Meade Instruments Verwaltungs GmbH (now owned or hereafter acquired).  Such pledge shall be accompanied by delivery of all certificates evidencing such stock or other equity, if any, together with such documents, instruments, and other agreements as the Lender may reasonably request, and such opinions of German counsel to Meade and its Subsidiaries as may be reasonable in connection therewith, all in form and substance satisfactory to the Lender.

ARTICLE VI

Miscellaneous

Section 6.01.          Acknowledgment.  Each Borrower hereby represents and warrants that the execution and delivery of this Amendment and compliance by such Borrower with all of the provisions of this Amendment:  (a) are within its powers and purposes; (b) have been duly authorized or approved by such Borrower; and (c) when executed and delivered by or on behalf of such Borrower, will constitute valid and binding obligations of the Borrower, enforceable in accordance with their terms.  Each Borrower reaffirms its obligation to pay all amounts due the Lender under the Loan Documents in accordance with the terms thereof, as modified hereby.

Section 6.02.          Loan Documents Unmodified.  Except as otherwise specifically modified by this Amendment, all terms and provisions of the Agreement and all other Loan Documents, as modified hereby, shall remain in full force and effect.  Nothing contained in this Amendment shall in any way impair the validity or enforceability of the Loan Documents, as modified hereby or alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein.  Any lien and/or security interest granted to the Lender in the Collateral set forth in the Agreement or any other Loan Document is and shall remain unchanged and in full force and effect and the Agreement and the other Loan Documents shall continue to secure the payment and performance of all of the Obligations thereunder, as modified hereby, and the Borrowers’ obligations hereunder.

Section 6.03.          Parties, Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of each of the Borrowers, the Lender, and their respective successors and assigns.

Section 6.04.          Counterparts.  This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which, when taken together shall constitute one and the same instrument.  A facsimile signature shall be deemed effective as an original.

Section 6.05.          Headings.  The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

Section 6.06.          Expenses of the Lender.  The Borrowers agree to pay on demand (a) all reasonable costs and expenses incurred by the Lender in connection with the preparation, negotiation and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all subsequent amendments, modifications, and supplements hereto or thereto, including, without limitation, the costs and fees of the Lender’s legal counsel and the allocated cost of staff counsel, and (b) all costs and expenses reasonably incurred by the Lender in connection with the enforcement or preservation of any rights under the Agreement, this Amendment and/or other Loan Documents, including, without limitation, the reasonable costs and fees of the Lender’s legal counsel, the allocated cost of staff counsel, and the costs and fees associated with any environmental due diligence conducted in relation hereto.

Section 6.07.          Total Agreement.  This Amendment, the Agreement, and all other Loan Documents shall constitute the entire agreement between the parties relating to the subject matter hereof, and shall rescind all prior agreements and understandings between the parties hereto relating to the subject matter hereof, and shall not be changed or terminated orally.

Section 6.08.          WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE BORROWERS AND THE LENDER IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AMENDMENT, THE AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY LENDER-RELATED PERSON OR PARTICIPANT, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. WITHOUT LIMITING THE APPLICABILITY OF ANY OTHER PROVISION OF THE AGREEMENT, THE TERMS OF SECTION 12.3 OF THE AGREEMENT SHALL APPLY TO THIS AMENDMENT.

Section 6.09.          RELEASE.  THE BORROWERS EACH HEREBY REPRESENT AND WARRANT THAT AS OF THE DATE OF THIS AMENDMENT THERE ARE NO CLAIMS OR OFFSETS AGAINST OR DEFENSES OR COUNTERCLAIMS TO THE BORROWERS’ OBLIGATIONS UNDER THE AGREEMENT OR ANY OTHER LOAN DOCUMENT, INCLUDING THIS AMENDMENT.  THE BORROWERS WAIVE AND RELEASE ANY AND ALL SUCH CLAIMS, OFFSETS, DEFENSES OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE OF THIS AMENDMENT.

THE BORROWERS INTEND THE ABOVE RELEASE TO COVER, ENCOMPASS, RELEASE, AND EXTINGUISH, INTER ALIA, ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION THAT MIGHT OTHERWISE BE RESERVED BY THE CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE BORROWERS ACKNOWLEDGE THAT THEY MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW KNOWN OR BELIEVED TO BE TRUE WITH RESPECT TO SUCH CLAIMS, DEMANDS, OR CAUSES OF ACTION, AND AGREE THAT THIS AMENDMENT AND THE ABOVE RELEASE ARE AND WILL REMAIN EFFECTIVE IN ALL RESPECTS NOTWITHSTANDING ANY SUCH DIFFERENCES OR ADDITIONAL FACTS.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the day and year first above written.

“BORROWERS”:

MEADE INSTRUMENTS CORP.

By:	/s/ Paul E. Ross
Name:	Paul E. Ross
Title:	SVP-Finance and
Chief Financial Officer

SIMMONS OUTDOOR CORP.

By:	/s/ Paul E. Ross
Name:	Paul E. Ross
Title:	SVP-Finance and
Chief Financial Officer

CORONADO INSTRUMENTS, INC.

By:	/s/ Paul E. Ross
Name:	Paul E. Ross
Title:	SVP-Finance and
Chief Financial Officer

“LENDER”:

BANK OF AMERICA, N.A.

By:	/s/ Todd R. Eggertsen
Name:	Todd R. Eggertsen
Title:	Vice President

CONSENTS AND REAFFIRMATIONS

Each of MEADE INSTRUMENTS EUROPE CORP., a California corporation, and MEADE INSTRUMENTS HOLDINGS CORP., a California corporation, hereby acknowledges the execution of, and consents to, the terms and conditions of that Eleventh Amendment to Amended and Restated Credit Agreement dated as of May 31, 2007, among MEADE INSTRUMENTS CORP., SIMMONS OUTDOOR CORP., CORONADO INSTRUMENTS, INC. and BANK OF AMERICA, N.A. (the “Creditor”), and reaffirms its obligations under (a) that certain Continuing Guaranty (the “Guaranty”) dated as of September 24, 2001, made by the undersigned in favor of the Creditor, and (b) that certain Security Agreement (the “Security Agreement”) dated as of September, 2001, by and between the undersigned and the Creditor.  Each of the undersigned acknowledges and agrees that each of the Guaranty and the Security Agreement remain in full force and effect and are hereby ratified and confirmed.

Dated as of May 31, 2007.

MEADE INSTRUMENTS EUROPE CORP.,
a California corporation

By:	/s/ Paul E. Ross
Name:	Paul E. Ross
Title:	SVP-Finance and
Chief Financial Officer

MEADE INSTRUMENTS HOLDINGS CORP.,
a California corporation

By:	/s/ Paul E. Ross
Name:	Paul E. Ross
Title:	SVP-Finance and
Chief Financial Officer

CONSENTS AND REAFFIRMATIONS

Each of MTSC HOLDINGS, INC., a California corporation (“MTSC”), MC HOLDINGS, INC., a California corporation (“MC HOLDINGS”), and MEADE CORONADO HOLDINGS CORP., a California corporation (“MCHC”), hereby acknowledges the execution of, and consents to, the terms and conditions of that Eleventh Amendment to Amended and Restated Credit Agreement dated as of May 31, 2007, among MEADE INSTRUMENTS CORP., SIMMONS OUTDOOR CORP., CORONADO INSTRUMENTS, INC. and BANK OF AMERICA, N.A. (“Creditor”), and reaffirms its obligations under that certain Continuing Guaranty (the “Guaranty”) dated as of September 24, 2001 executed in favor of the Creditor and joined by each of the undersigned pursuant to an Instrument of Joinder, dated as of (i) October 25, 2002 with respect to MTSC and MC HOLDINGS, and (ii) December 1, 2004 with respect to MCHC (respectively, the “Instrument”).  Each of the undersigned acknowledges and agrees that each of the Guaranty and Instrument remain in full force and effect and are hereby ratified and confirmed.

Dated as of May 31, 2007.

MTSC HOLDINGS, INC.,
a California corporation,

By:	/s/ Paul E. Ross
Name:	Paul E. Ross
Title:	SVP-Finance and
Chief Financial Officer

MC HOLDINGS, INC.,
a California corporation

By:	/s/ Paul E. Ross
Name:	Paul E. Ross
Title:	SVP-Finance and
Chief Financial Officer

MEADE CORONADO HOLDINGS CORP.,
a California corporation

By:	/s/ Paul E. Ross
Name:	Paul E. Ross
Title:	SVP-Finance and
Chief Financial Officer